EXHIBIT 11.1

             DOSKOCIL COMPANIES INCORPORATED AND SUBSIDIARIES

               CALCULATION OF EARNINGS PER SHARE - UNAUDITED
         (Dollar amounts in thousands, except per share figures)


                                    Three Months Ended   Six Months Ended
                                    __________________   ________________
                                     July 2,   July 3,   July 2,   July 3,
                                      1994      1993      1994      1993
                                     _______   _______   _______   _______
Income (loss) before cumulative
 effect of a change in accounting
 principal                          $  (781)   $1,047   $(1,259) $   (483)
Extraordinary loss on early
 extinguishment of debt, net of tax    (986)     -         (986)     -
Cumulative effect of a change in
 accounting for postretirement
 benefits other than pensions          -         -         -      (34,426)
                                    _______    ______   _______  ________
Net income (loss)                   $(1,767)   $1,047   $(2,245) $(34,909)
                                    =======    ======   =======   =======
Primary earnings per share:

   Weighted average number of
    common shares outstanding         7,921     7,839     7,921     6,977
   Common stock equivalents:
     Dilutive options and warrants      -         168       -         -
                                     ______    ______    ______    ______
   Weighted average number of
    common and common equivalent
    shares outstanding                7,921     8,007     7,921     6,977
                                     ======    ======    ======    ======
   Income (loss) before cumulative
    effect of a change in
    accounting principal             $(0.10)    $0.13    $(0.16)   $(0.07)
   Extraordinary loss on early
    extinguishment of debt, net of
    tax                               (0.12)      -       (0.12)      -
   Cumulative effect of a change in
    accounting for postretirement
    benefits other than pensions        -         -         -       (4.93)
                                     ______     _____    ______    ______
     Net income (loss) per share     $(0.22)    $0.13    $(0.28)   $(5.00)
                                     ======     =====    ======    ======
Fully diluted earnings per share:

   Weighted average number of
    common shares outstanding         7,921     7,839     7,921     6,977
   Common stock equivalents:
     Dilutive options and warrants      -         177       -         -
                                     ______    ______    ______    ______
   Weighted average number of
    common and common equivalent
    shares outstanding                7,921     8,016     7,921     6,977
                                     ======    ======    ======    ======
   Income (loss) before cumulative
    effect of a change in
    accounting principal             $(0.10)    $0.13    $(0.16)   $(0.07)
   Extraordinary loss on early
    extinguishment of debt, net of
    tax                               (0.12)      -       (0.12)      -
   Cumulative effect of a change in
    accounting for postretirement
    benefits other than pensions        -         -         -       (4.93)
                                     ______     _____    ______    ______
     Net income (loss) per share     $(0.22)    $0.13    $(0.28)   $(5.00)
                                     ======     =====    ======    ======
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